Exhibit 5.2
January 16, 2026
Biglari Holdings Inc.
19100 Ridgewood Parkway,
Suite 1200
San Antonio, Texas 78259
Ladies and Gentlemen:
We are acting as special Indiana counsel to Biglari Holdings Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale of shares of the Company’s (i) Class A Common Stock, no par value per share, and (ii) Class B Common Stock, no par value per share, having an aggregate offering price of up to $500,000,000.00 (the “Offered Shares”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 16, 2026, including the base prospectus contained therein (the “Base Prospectus”), as supplemented by the prospectus supplement filed with the Commission on January 16, 2026, relating to the offer and sale of the Offered Shares (as so supplemented, the “Prospectus”) pursuant to the At the Market Offering Agreement, dated as of January 16, 2026, (the “Sales Agreement”), by and between the Company and H.C. Wainwright & Co., LLC.
In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the First Amended and Restated Articles of Incorporation of the Company, as amended, (iv) the Bylaws of the Company, as amended, (v) certain resolutions of the board of directors of the Company (the “Board”) relating to the issuance, sale and registration of the Offered Shares, and (vi) the Sales Agreement. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.
We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Offered Shares have been duly and validly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be fully paid and non assessable and legally issued.

This opinion is limited to the laws of the State of Indiana (excluding state anti-fraud laws) including all applicable Indiana statutory provisions and published and available judicial decisions interpreting these laws, and the federal laws of the United States of America, as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement filed by the Company in connection with the issuance and sale of the Offered Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Krieg DeVault LLP

KRIEG DEVAULT LLP